                                                                   EXHIBIT 10.65

ADC
APPLIED DATA COMMUNICATIONS

May 15, 2001

Mr. Mitchell J. Nelson
134 East 80th Street
New York, NY 10021

Dear Mr. Nelson:

Your note agreement with Applied Data Communications, Inc. ("ADC") provides for the exchange of such note into registered shares of ADC's common stock in quantity to include all principal, interest and fees, at the rate of one share for every $.80 of such principal, fees and interest.

ADC has been endeavoring to implement such conversion for the past several weeks. We have been advised by counsel that the specific shares we anticipated using for this purpose, would no longer be considered as "registered". Although the shares were considered as registered at one time, their reacquisition by an "affiliate" of ADC, as defined, changes their status to that of unregistered shares.

Consequently, ADC is currently unable to provide such shares, pursuant to our obligation to you. Reflecting on this, and in discussions with Mr. George M. Colin, an advisor to the company, ADC is offering an alternative conversion program which we believe will be beneficial to you.

ADC is offering to convert your note into ADC preferred stock, Series B, which is convertible into common shares, at the rate of 100 shares of common for each share of the Series B preferred stock, with voting privileges based on the number of common shares into which the Series B preferred stock is convertible.

As George may have already have advised you, as a further acknowledgment of the alteration this represents to your agreement, ADC is offering to adjust the number of Series B preferred shares upward by 20%. This will provide to you an additional 20% common shares, over that to which you would otherwise have received. ADC will convert such Series B shares to common shares, and to register such shares within the fourth calendar quarter of 2001.

Should you elect not to accept this offer, ADC will provide registered common shares prior to the end of ADC's fiscal third quarter.

ADC apologizes for the inconvenience this may represent to you, and sincerely hopes that you will find this to be an acceptable compensation for the accommodation we are requesting.

Anticipating your continued support, we are enclosing a new certificate for the appropriate number of Series B shares. We request that you acknowledge receipt of such shares, by executing the duplicate copy of this document below, and returning it to ADC.

Thank you once again for your continued support.



      3324 South Susan  Santa Ana  California 92704  Phone 714.668.5200
                               Fax 714.668.5229

Sincerely,

/s/ Walter J. Kane

Walter J. Kane
Chief Executive Officer


AGREED AND ACCEPTED:


(Name)


(Date)

                                   AGREEMENT

WHEREAS, Applied Data Communications, Inc., ("ADC" or Borrower") requires additional financing to capitalize on business opportunities, presently available to it, and Mitchell J. Nelson ("Lender") is willing to provide such financing ("Borrowing") under terms and conditions as set forth below,

NOW THEREFORE, ADC and Lender (collectively "Parties"), in exchange for the foregoing and other good and valuable consideration, do hereby agree and covenant as follows:

1. Amount of Borrowing.
Amount of the Borrowing shall be $50,000.

2. Rate, Fees.
Borrower shall compensate Lender with interest paid monthly, in the amount of 1% per month, in addition to administrative fees paid monthly, in the amount of 1% per month. All interest and fees as computed hereunder shall be due by the tenth calendar day of each month, for the prior month. Lender may also grant to Borrower the right to pay interest and fees in registered common shares of the Borrower's stock, valued at $.80 per share, with said shares to be issued within thirty (30) days of payoff of the note. Should Lender permit Borrower to pay interest and fees in registered common shares, prior to maturity of the note, the number of such shares paid will assume the note was held to maturity.

3. Term, Prepayment.
Amount of the Borrowing shall be repayable in its entirety on May 31, 2001.
Said Borrowing may be repaid in whole or in part, by the Borrower, without premium or penalty, at any time prior to the Maturity Date, at the option of the Borrower, provided, however, that the Lender shall be entitled to retain all options as defined under paragraph 4 hereunder, regardless of whether borrowing is prepaid.

4. Additional Consideration.
Borrower shall grant Lender options to purchase 62,500 shares of registered common stock of the Borrower, at a price of $.80 per common share, such options being available for a period of twenty-four months, commencing with the date of this note.

5. Extension.
Parties agree that the note may be extended on a month-to-month basis, after the maturity date indicated herein, at the sole discretion of the Lender. Should the lender agree to such extension(s) Borrower agrees to pay such interest and fees, at the same rates as indicated above, and to provide Lender with additional options to purchase additional shares of registered common stock of Borrower, at a price of $.80 per share, at the rate of 6,250 options for each month extended. All options awarded pursuant to this paragraph, shall have a life of twenty-four months, subject to provisions of paragraph 4, above.

6. Legal and Collection Fees.
Borrower agrees to compensate Lender for reasonable legal and collection fees and expense incurred by Lender, in the event that Borrower is unable to repay Borrowing when due.

7. Default, Waivers.
Note shall be in default, should principal, interest or fees remain unpaid for more than ten days, after the end of the month. Failure of Lender to declare a default shall not constitute a waiver or of such default or of any subsequent default. No delay on the part of the Lender in exercising any power or right under this Agreement shall operate as a waiver of the power or right, nor shall any single or partial exercise of any power or right preclude further exercise of that power or right. The rights and remedies specified herein are cumulative and not exclusive of any rights and remedies that the Lender may otherwise possess.

8. Modification.
The terms of this Agreement shall not be varied, altered or modified except in writing signed by the Borrower and the Lender.

9. Conversion.
Conversion of borrowings as defined hereunder, shall occur on or before March 31, 2001. Lender agrees to convert principal amount $50,000 to 62,500 shares of the Borrower" registered common stock (price of $.80 per common share).

10. Jurisdiction, Arbitration
The provisions of this Agreement are to be construed according to, and are to be governed by the laws of the State of California.

IN WITNESS WHEREOF, Parties acknowledge their agreement with the aforementioned terms and conditions, by their signatures, as indicated below.

Applied Date Communications, Inc.

By: /s/ Walter J. Kane                 /s/ Mitchell J. Nelson
Walter J. "Pat" Kane                   Mitchell J. Nelson
                                       Lender


3324 South Susan Street                134 East 80th Street
Santa Ana, CA 92704                    New York, NY 10021

Its:  Chief Executive Officer

Date: Nov. 2, 2000                     Date:

                            ADDITIONAL NOTE HOLDERS


NAME                                   LOAN AMOUNT       DATE PAYABLE

John M. Jakubowski                     $25,000.00        3/31/01
1524 10th Street
Manhattan Beach, CA 90266

Peter J. and Donna L. Jakubowski       $25,000.00        3/31/01
18072 Lakepoint Lane
Huntington Beach, CA 92647

Joanne E. Colin                        $50,000.00        3/31/01
41 West 96th Street
New York, NY 10025